UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 2, 2012

PMC-Sierra, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19084	94-2925073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1380 Bordeaux Drive
Sunnyvale, CA 94089
(Address of principal executive offices, including zip code)

(408) 239-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

On May 2, 2012, PMC-Sierra, Inc. (the “Company”) issued a press release announcing that the Company entered into an accelerated stock buyback agreement (the “ASB Agreement”) to repurchase $160 million of its common shares.  Pursuant to the terms of the ASB Agreement, the Company will pay $160 million to Goldman, Sachs & Co. (“Goldman”) in exchange for a number of its common shares, which will be determined, subject to a collar, based on market prices during the term of the ASB Agreement.  We expect Goldman to buy shares of the Company's common stock in the secondary market during the term of the ASB Agreement.  The Company will acquire these common shares as part of its $275 million stock repurchase program announced on March 13, 2012.  The press release regarding the ASB Agreement is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The ASB Agreement contains the principal terms and provisions governing the stock buyback program, including, but not limited to, the mechanism used to determine the number of shares that will be delivered, the required timing of delivery of the shares, the specific circumstances under which Goldman is permitted to make adjustments to valuation periods, the specific circumstances under which the stock buyback program may be terminated early, and various acknowledgments, representations and warranties made by the Company and Goldman to one another. The foregoing description of the ASB Agreement is a summary and is qualified in its entirety by the terms of the ASB Agreement which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2012.

Item 9.01.         Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of PMC-Sierra, Inc., dated May 2, 2012, announcing entry into an accelerated stock buyback agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMC-SIERRA, INC. (Registrant)

By:	/s/ Michael W. Zellner
Michael W. Zellner Vice President Finance and Chief Financial Officer

Date: May 2, 2012